UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2014

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2103 City West Blvd., 4th Floor Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2014, Bristow Group Inc. (the “Company”) announced the appointment of Mr. John H. Briscoe as Senior Vice President and Chief Financial Officer of the Company, effective June 9, 2014. Prior to joining the Company, Mr. Briscoe, age 56, had most recently been the Senior Vice President and Chief Financial Officer of Weatherford International Ltd. from March 2012 to September 2013. Mr. Briscoe also served as Vice President and Chief Accounting Officer of Weatherford from August 2011 to March 2012. Prior to joining Weatherford, Mr. Briscoe was a senior executive at Transocean Ltd. from 2005 through 2011 in roles including Vice President and Controller and Director of Investor Relations. Before joining Transocean in 2005, Mr. Briscoe held senior financial positions at Ferrellgas Inc. and Dresser Industries. His career also includes seven years of public accounting experience with KPMG and Ernst & Young. Mr. Briscoe is a certified public accountant and holds a Bachelor’s degree in Business Administration from the University of Texas.

The terms of Mr. Briscoe’s employment are set forth in an employment term sheet dated June 4, 2014 (the “Compensation Package”), a copy of which is filed as Exhibit 10.1 to this report. Pursuant to the Compensation Package, Mr. Briscoe will serve as Senior Vice President and Chief Financial Officer of the Company and will report to Jonathan E. Baliff, President of the Company. Pursuant to the Compensation Package, Mr. Briscoe’s annual salary will be $425,000, and he will be eligible to participate in the Company’s annual incentive compensation plan with a target bonus of 75% of base salary and a maximum bonus of 187.5% of base salary. The Company will also credit an annual amount to Mr. Briscoe’s deferred compensation plan account equal to the difference between the percentage matching contribution made by the Company to Mr. Briscoe’s 401(k) plan account, and up to 15% of his annual salary and bonus. As an incoming member of senior management, Mr. Briscoe will receive under the Company’s 2007 Long Term Incentive Plan (the “LTIP”) an initial award valued at $1,275,000, with the value of such award to be evenly distributed among restricted stock units, stock options and performance cash. Mr. Briscoe’s restricted stock units and performance cash will vest three years from the date of grant of June 9, 2014 and his stock options will vest in one-third increments on the first, second and third anniversary of the date of grant of June 9, 2014. Going forward, Mr. Briscoe will be eligible for annual LTIP grants each June with a target value currently set at 300% of his base salary, subject to the Company’s annual evaluation of such percentage in respect of competitive market data. Pursuant to the Compensation Package, Mr. Briscoe will be subject to the Company’s standard severance policy for U.S. employees, which provides for payment of one year base salary.

Effective June 9, 2014, William E. Chiles’s title will change from “President and Chief Executive Officer” to “Chief Executive Officer” of the Company and Jonathan E. Baliff’s title will change from “Senior Vice President and Chief Financial Officer” to “President” of the Company. These title changes are expected to be made on an interim basis for the period prior to Mr. Baliff’s appointment as President and Chief Executive Officer to succeed Mr. Chiles effective immediately following the resignation of Mr. Chiles as an officer of the Company on July 31, 2014, which we previously announced on February 3, 2014. Mr. Baliff, age 50, joined the Company as Senior Vice President and Chief Financial Officer in October 2010. Prior to joining Bristow, Mr. Baliff had been the Executive Vice President, Strategy at NRG Energy since May 2008, where he led the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances. Prior to joining NRG, Mr. Baliff was Managing Director in Credit Suisse’s Global Energy Group, where he advised energy companies on merger and acquisition assignments and project and corporate financings since 1996. Mr. Baliff started his business career at Standard and Poor’s and then JP Morgan’s Natural Resources Group. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom including the first combat missions during the first Gulf War. Mr. Baliff retired with the rank of Captain.

Item 7.01.	Regulation FD Disclosure.

On June 5, 2014, the Company issued a press release announcing the appointment of Mr. Briscoe as Senior Vice President and Chief Financial Officer of the Company, a copy of which is furnished with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description of Exhibit

10.1	Compensation Package dated June 4, 2014

99.1	Press Release dated June 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.

Date: June 6, 2014	By:	/s/ E. Chipman Earle
E. Chipman Earle
Senior Vice President, Chief Legal Officer and Corporate Secretary